UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2019

UNUM GROUP
(Exact name of registrant as specified in its charter)

Delaware	001-11294	62-1598430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Fountain Square
Chattanooga, Tennessee 37402
(Address of principal executive offices) (Zip Code)

(423) 294-1011
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 19, 2019, the Board of Directors (the “Board”) of Unum Group (the “Company”) elected Susan L. Cross as a director of the Company, effective February 25, 2019. Ms. Cross also was appointed to serve on the Audit Committee and the Risk and Finance Committee of the Board. The Board has affirmatively determined that Ms. Cross is an independent director. Ms. Cross was elected to fill a newly created position on the Board and will serve a term of office expiring at the Company’s 2019 Annual Meeting of Shareholders.

Ms. Cross served as the Executive Vice President and Global Chief Actuary at XL Group Ltd (now AXA XL) in Bermuda from August 2008 to September 2018, and before that served as Global Chief Actuary beginning in 2006. In addition, she served as Chief Actuary of XL Group's reinsurance operations from 2004 to 2006 and held various actuarial positions in XL Group’s insurance and reinsurance operations after joining the company in 1999. A copy of the news release issued by the Company on February 25, 2019 announcing Ms. Cross’s election to the Board is attached hereto as Exhibit 99.1.

Ms. Cross will participate in the standard compensation arrangement for non-employee directors, including receiving a pro-rata portion of the director’s annual cash retainer and restricted stock unit award for the current board year, as described on pages 27-28 of the Company’s proxy statement filed with the Securities and Exchange Commission on April 12, 2018.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.	The following exhibit is filed with his report:

99.1	News release of Unum Group dated February 25, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unum Group
(Registrant)

Date: February 25, 2019	By:	/s/ J. Paul Jullienne
		Name:	J. Paul Jullienne
		Title:	Vice President, Managing Counsel, and
Corporate Secretary